EXHIBIT 99.1
                                  ------------

             SELECTED BUSINESS AND FINANCIAL INFORMATION REFLECTING
                  THE COMPANY'S NEW BASIS OF SEGMENT REPORTING

     Set forth below is a description of the Company's business, the Company's properties and the Company's results of operations for the three fiscal years ended February 28, 2003, which have been revised to reflect the Company's new business segments and other business developments through the date of the Company's Current Report on Form 8-K dated November 24, 2003 (the "Form 8-K"), of which this Exhibit 99.1 forms a part.

BUSINESS
--------

INTRODUCTION

     Unless the context otherwise requires, the term "Company" refers to Constellation Brands, Inc. and its subsidiaries, and all references to "net sales" refer to gross sales less promotions, returns and allowances, and excise taxes to conform with the Company's method of classification. All references to "Fiscal 2003", "Fiscal 2002" and "Fiscal 2001" shall refer to the Company's fiscal year ended the last day of February of the indicated year. All references to "Fiscal 2004" shall refer to the Company's fiscal year ending February 29, 2004.

     Market share and industry data disclosed below have been obtained from the following industry and government publications: Adams Liquor Handbook; Adams Wine Handbook; Adams Beer Handbook; Adams Media Handbook Advance; The U.S. Wine
Market: Impact Databank Review and Forecast; The U.S. Beer Market: Impact Databank Review and Forecast; The U.S. Spirits Market: Impact Databank Review and Forecast; International Wine and Spirit Record; Australian Wine and Brandy Reports; NACM; AC Nielsen; IRI; and The Drink Pocketbook. The Company has not independently verified this data. Unless otherwise noted, all references to market share data are based on unit volume and unless otherwise noted, the most recent complete industry data available are for calendar 2002.

     The Company is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. The Company has the largest wine business in the world and is the largest multi-category supplier of beverage alcohol in the United States; a leading producer and exporter of wine from Australia and New Zealand; and both a major producer and independent drinks wholesaler in the United Kingdom. The Company's strong market positions increase its purchasing power and make the Company a supplier of choice to its customers.

     With its broad product portfolio, the Company believes it is distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories and price points. Many of the Company's products are recognized leaders in their respective categories. Leading brands in the Company's portfolio include Corona Extra, Modelo Especial, Pacifico, St. Pauli Girl, Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Houghton, Leasingham, Almaden, Inglenook, Arbor Mist, Vendange, Alice White, Stowells, Black Velvet, Fleischmann's, Schenley, Ten High and Blackthorn.

     The Company is a Delaware corporation incorporated on December 4, 1972, as the successor to a business founded in 1945. Since the Company's founding in 1945 as a producer and marketer of wine products, the Company has grown through a combination of internal growth and acquisitions. The Company's internal growth has been driven by leveraging the Company's existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry.

     The Company has successfully integrated a number of major acquisitions that have broadened its portfolio and increased its market share, net sales, operating income and cash flow. Through these acquisitions, the Company has become more competitive by: diversifying its portfolio; developing strong market positions in the growing beverage alcohol product categories of varietal table wine and imported beer; strengthening its relationships with wholesalers;
expanding its distribution and enhancing its production capabilities; and acquiring additional management, operational, marketing, and research and development expertise.

     In April 2003, the Company completed the acquisition of BRL Hardy Limited, now known as Hardy Wine Company Limited ("Hardy"), Australia's largest producer of wine, which enhanced the Company's overall growth prospects and gave the Company an immediate presence in the Australian domestic and export markets. As a result of the acquisition of Hardy, the Company also acquired the remaining 50% ownership of Pacific Wine Partners LLC ("PWP"), the joint venture the Company established with Hardy in July 2001. The acquisition of Hardy along with the remaining interest in PWP is referred to together as the "Hardy Acquisition." Well known brands in Hardy's portfolio include Banrock Station, Hardys Nottage Hill, Hardys Stamp, VR, Eileen Hardy, Sir James, Omni, Leasingham and Houghton.

BUSINESS SEGMENTS

     As a result of the Hardy Acquisition, the Company has changed the structure of its internal organization to consist of two business divisions, Constellation Wines and Constellation Beers and Spirits. Separate division chief executives report directly to the Company's chief operating officer. As a result of such changes, the Company reports its operating results in three segments:
Constellation Wines (branded wine, and U.K. wholesale and other), Constellation Beers and Spirits (imported beer and distilled spirits) and Corporate Operations and Other. The new business segments, described more fully below, reflect how the Company's operations are now being managed, how the Company's operating performance is now being evaluated by senior management and the availability and structure of internal financial reporting.

     Information regarding net sales, operating income and total assets of each of the Company's business segments and information regarding geographic areas is set forth in Note 21 to the Company's consolidated financial statements located in Exhibit 99.2 to the Form 8-K.

     CONSTELLATION WINES

     Constellation Wines is the leading producer and marketer of wine in the world. It sells a large number of wine brands across all categories - table wine, dessert wine and sparkling wine - and across all price points - popular, premium, super-premium and ultra-premium. The portfolio of super-premium and ultra-premium wines is supported by vineyard holdings in California, Australia, New Zealand and Chile. As the largest producer and marketer of wine in the world, Constellation Wines has leading market positions in several countries. It is the second largest producer and marketer of wine in the United States, the largest producer and marketer of wine in Australia and the largest marketer of wine in the United Kingdom. In addition, Constellation Wines exports its wine products to the major wine consuming markets of the world.

     In the United States, Constellation Wines sells 22 of the top 100 wine brands and has one of the largest fine wine portfolios. In the United Kingdom, it has seven of the top 20 selling table wine brands to the off-premise market, three of the top 10 table wine brands in the on-premise market and the best selling brand of fortified British wine. In Australia, it has wine brands across all price points and varieties, including the most comprehensive range of premium wine brands, and is the largest producer of cask wines.

     Constellation Wines' leading wine brands include Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Houghton, Leasingham, Almaden, Inglenook, Arbor Mist, Vendange, Alice White and Stowells.

     Constellation Wines is also the leading independent beverage wholesaler to the on-premise trade in the United Kingdom and has more than 16,000 on-premise accounts. The wholesaling business is wine led, but also involves the distribution of branded distilled spirits, cider, beer, RTDs and soft drinks. While these products are primarily produced by other major drinks companies, they also include Constellation Wines' branded wine, cider and water products.

     Constellation Wines is also the second largest producer and marketer of cider in the United Kingdom, with leading cider brands Blackthorn and Gaymer's Olde English, and produces and markets Strathmore, the leading bottled water brand in the United Kingdom on-premise market.

     In conjunction with its wine production, Constellation Wines produces and sells bulk wine and other related products and services.

     CONSTELLATION BEERS AND SPIRITS

     Constellation Beers and Spirits imports and markets a diversified line of beer and produces, bottles, imports and markets a diversified line of distilled spirits. It is the largest marketer of imported beer in 25 primarily western U.S. states, where it has exclusive rights to distribute the Mexican brands in its portfolio. Constellation Beers and Spirits has exclusive rights to the entire United States for its non-Mexican brands. It distributes six of the top 25 imported beer brands in the United States: Corona Extra, Modelo Especial, Corona Light, Pacifico, St. Pauli Girl, and Negra Modelo. Corona Extra is the best selling imported beer in the United States and the seventh best selling beer overall in the United States. It also imports the Tsingtao beer brand from China.

     Constellation Beers and Spirits is the third largest producer and marketer of distilled spirits in the United States and exports its distilled spirits to other major distilled spirits consuming markets. Its principal distilled spirits brands include Black Velvet, Skol, Fleischmann's, Mr. Boston, Canadian LTD, Chi-Chi's prepared cocktails, Ten High, Montezuma, Barton, Monte Alban and Inver House. Substantially all of this segment's distilled spirits unit volume consists of products marketed in the value and mid-premium priced category. Constellation Beers and Spirits also sells bulk distilled spirits and other related products and services.

     CORPORATE OPERATIONS AND OTHER

     The Corporate Operations and Other segment includes traditional corporate-related items.

MARKETING AND DISTRIBUTION

     The Company employs full-time, in-house marketing, sales and customer service organizations within its segments to maintain a high degree of focus on each of its product categories. The organizations use a range of marketing strategies and tactics to build brand equity and increase sales, including market research, consumer and trade advertising, price promotions, point-of-sale materials, event sponsorship and public relations. Where opportunities exist, particularly with national accounts, the Company leverages its sales and marketing skills across the organization.

     In North America, the Company's products are primarily distributed by more than 1,000 wholesale distributors as well as state and provincial alcoholic beverage control agencies. In the Company's other markets, products are primarily distributed either directly to retailers or through wholesalers and importers. In Australia, distribution is dominated by a small number of industry leaders. Its U.K. wholesaling business sells and distributes the Company's branded products and those of other major drinks companies through a network of depots located throughout the United Kingdom.

TRADEMARKS AND DISTRIBUTION AGREEMENTS

     Trademarks are an important aspect of the Company's business. The Company sells its products under a number of trademarks, most of which the Company owns, or has the right to use. Throughout its segments, the Company also has various licenses and distribution agreements, for the sale or the production and sale of its products, as well as for the sale of products of third parties. These licenses and distribution agreements have varying terms and durations.
Agreements include, among others, a long-term license agreement with Hiram Walker & Sons, Inc., which expires in 2116, for the Ten High, Crystal Palace, Northern Light, Lauder's and Imperial Spirits brands.

     All of the Company's imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products. These agreements have terms that vary and prohibit the Company from importing other beer from other producers from the same country. The Company's agreement to distribute Corona Extra and other Mexican beer brands exclusively throughout 25 primarily western U.S. states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain Company personnel and other terms under the agreement, will be automatically renewed for additional terms of five years. Changes in control of the Company or of its subsidiaries involved in importing the Mexican beer brands, changes in the position of the Chief Executive Officer of Barton Beers, Ltd., including by death or disability, or the termination of the President of Barton Incorporated, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Prior to their expiration, all of the Company's imported beer distribution agreements may be terminated if the Company fails to meet certain performance criteria. The Company believes it is currently in compliance with its material imported beer distribution agreements. From time to time, the Company has failed, and may in the future fail, to satisfy certain performance criteria in its distribution agreements. Although there can be no assurance that the Company's material beer distribution agreements will be renewed, given the Company's long-term relationships with its suppliers, the Company expects that such agreements will be renewed prior to their expiration and does not believe that these agreements will be terminated.

COMPETITION

     The beverage alcohol industry is highly competitive. The Company competes on the basis of quality, price, brand recognition and distribution strength. The Company's beverage alcohol products compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores, restaurant presence and wholesaler attention. The Company competes with numerous multinational producers and distributors of beverage alcohol products, some of which may have greater resources than the Company.

     Constellation  Wines'  principal  wine  competitors  include:  E  & J Gallo
Winery, The Wine Group, Beringer Blass, The Robert Mondavi Corporation and Kendall-Jackson in the United States; Southcorp Wines, Orlando Wyndham and
Beringer Blass in Australia; and E & J Gallo Winery, Southcorp Wines, Western Wines, Halewood Vintners and Pernod-Ricard in the United Kingdom. Its wholesale business competes with major brewers who also have wholesale operations, in particular, Scottish Courage, Coors, Interbrew and Carlsberg Tetley, and other independent national and regional wholesalers. Constellation Wines' principal cider competitor is Scottish & Newcastle.

     Constellation Beers and Spirits' principal competitors include: Heineken USA, Molson, Labatt USA and Guinness Import Company in the imported beer category as well as domestic producers such as Anheuser Busch, Coors and SAB-Miller; and Diageo, Brown-Forman Beverages, Jim Beam Brands and Heaven Hill Distilleries in the distilled spirits category.

PRODUCTION

     In the United States, the Company operates 18 wineries where wine is produced from many varieties of grapes grown principally in the Napa, Sonoma, Monterey and San Joaquin regions of California. In Australia, the Company operates 10 wineries where wine is produced from many varieties of grapes grown in most of the major viticultural regions of Australia. Grapes are crushed at the Company's wineries and stored as wine until packaged for sale under the Company's brand names or sold in bulk. Most of the Company's wine is bottled and sold within 18 months after the grape crush. In the United States, the Company's inventories of wine are usually at their highest levels in November and December immediately after the crush of each year's grape harvest, and are substantially reduced prior to the subsequent year's crush. Similarly, in Australia, the Company's inventories of wine are usually at their highest levels in April and May immediately after the crush of each year's grape harvest, and are substantially reduced prior to the subsequent year's crush. The Company also operates one winery in Chile and two wineries in New Zealand.

     The bourbon whiskeys, domestic blended whiskeys and light whiskeys marketed by the Company are primarily produced and aged by the Company at its distillery in Bardstown, Kentucky. The Company's primary distilled spirits bottling facility in the United States is in Owensboro, Kentucky. The majority of the Company's Canadian whisky requirements are produced and aged at its Canadian distilleries in Lethbridge, Alberta, and Valleyfield, Quebec. The Company's requirements of Scotch whisky, tequila, mezcal and the neutral grain spirits it uses in the production of gin, vodka and other spirits products, are primarily purchased from various suppliers.

     The Company operates three facilities in the United Kingdom that produce, bottle and package wine, cider, and water. To produce Stowells, wine is imported in bulk from various countries and packaged at the Company's facility at Bristol. The Bristol facility also produces fortified British wine and wine style drinks. All cider production takes place at the Company's facility at Shepton Mallet. The Strathmore brand of bottled water is sourced and bottled in Forfar, Scotland.

SOURCES AND AVAILABILITY OF PRODUCTION MATERIALS

     The principal components in the production of the Company's branded beverage alcohol products are agricultural products, such as grapes and grain, and packaging materials (primarily glass).

     Most of the Company's annual grape requirements are satisfied by purchases from each year's harvest which normally begins in August and runs through October in the United States and begins in February and runs through May in Australia. The Company believes that it has adequate sources of grape supplies to meet its sales expectations. However, in the event demand for certain wine products exceeds expectations, the Company could experience shortages.

     The Company purchases grapes from approximately 800 independent growers in the United States and 1,450 growers in Australia. The Company enters into written purchase agreements with a majority of these growers and pricing generally varies year-to-year based on current market prices. In Australia, approximately 800 of the 1,450 growers belong to a grape growers' cooperative. The Company purchases the majority of its Australian grape requirements from this cooperative under a long-term arrangement. In the United Kingdom, the Company produces wine from materials purchased either on a contract basis or on the open market.

     The Company currently owns or leases approximately 14,500 acres of land and vineyards, either fully bearing or under development, in California (U.S.), New York (U.S.), Australia, Chile and New Zealand. This acreage supplies only a small percentage of the Company's overall total wine needs. However, most of this acreage is used to supply a large portion of the grapes used for the production of the Company's super-premium and ultra-premium wines. The Company continues to consider the purchase or lease of additional vineyards, and additional land for vineyard plantings, to supplement its grape supply.

     The distilled spirits manufactured by the Company require various agricultural products, neutral grain spirits and bulk spirits. The Company fulfills its requirements through purchases from various sources by contractual arrangement and through purchases on the open market. The Company believes that adequate supplies of the aforementioned products are available at the present time.

     In the United Kingdom, the Company sources apples for cider production primarily through long-term supply arrangements with owners of apple orchards. There are adequate supplies of apples at this particular time.

     The Company utilizes glass and polyethylene terephthalate ("PET") bottles and other materials such as caps, corks, capsules, labels and cardboard cartons in the bottling and packaging of its products. Glass bottle costs are one of the largest components of the Company's cost of product sold. In the United States and Australia, the glass bottle industry is highly concentrated with only a small number of producers. The Company has traditionally obtained, and continues to obtain, its glass requirements from a limited number of producers. Currently, substantially all of the Company's glass container requirements for its United States operations are supplied by one producer and substantially all of the Company's glass container requirements for its Australian operations are supplied by another producer. The Company has not experienced difficulty in satisfying its requirements with respect to any of the foregoing and considers its sources of supply to be adequate. However, the inability of any of the Company's glass bottle suppliers to satisfy the Company's requirements could adversely affect the Company's operations.

GOVERNMENT REGULATION

     The Company is subject to a range of regulations in the countries in which it operates. Where it produces products, the Company is subject to environmental laws and regulations and may be required to obtain permits and licenses to operate its facilities. Where it markets and sells products, it may be subject to laws and regulations on trademark and brand registration, packaging and labeling, distribution methods and relationships, pricing and price changes, sales promotions, advertising and public relations. The Company is also subject to rules and regulations relating to changes in officers or directors, ownership or control.

     The Company believes it is in compliance in all material respects with all applicable governmental laws and regulations in the countries in which it operates. The Company also believes that the cost of administration and compliance with, and liability under, such laws and regulations does not have, and is not expected to have, a material adverse impact on its financial condition, results of operations or cash flows.

SEASONALITY

     The beverage alcohol industry is subject to seasonality in each major category. As a result, in response to wholesaler and retailer demand which precedes consumer purchases, the Company's wine and spirits sales are typically highest during the third quarter of its fiscal year, primarily due to seasonal holiday buying, and its imported beer sales are typically highest during the first and second quarters of the Company's fiscal year, which correspond to the Spring and Summer periods in the United States.

EMPLOYEES

     As of the end of October 2003, the Company had approximately 6,870 full-time employees throughout the world. Approximately 3,130 full-time employees were in the United States and approximately 3,740 full-time employees were outside of the United States, in countries including Australia, the United Kingdom, Canada and New Zealand. Additional workers may be employed by the Company during the peak and grape crushing seasons. The Company considers its employee relations generally to be good.


PROPERTIES
----------

     Through its business segments, the Company operates wineries, distilling plants, bottling plants, and cider and water producing facilities, most of which include warehousing and distribution facilities on the premises. The Company also operates separate distribution centers under the Constellation Wines segment's wholesaling business. In addition to the Company's properties described below, certain of the Company's businesses maintain office space for sales and similar activities in a variety of geographic locations.

     The Company believes that its facilities, taken as a whole, are in good condition and working order and have adequate capacity to meet its needs for the foreseeable future.

     The following discussion details the properties associated with the Company's three business segments.

     CONSTELLATION WINES

     Through the Constellation Wines segment, the Company maintains facilities in the United States, Australia, New Zealand, the United Kingdom, Chile and the Republic of Ireland. These facilities include wineries, bottling plants, cider and water producing facilities, warehousing and distribution facilities, distribution centers and office facilities. The segment maintains owned and/or leased division offices in Canandaigua, New York; St. Helena, California; Gonzales, California; Reynella, South Australia; Bristol, England and Esher, England.

     United States
     -------------

     In the United States, the Company through its Constellation Wines segment operates two wineries in New York, located in Canandaigua and Naples; 13 wineries in California, located in Fresno, Gonzales, Healdsburg, Kenwood, Soledad, Rutherford, Ukiah, two in Lodi, two in Madera and two in Sonoma; two wineries in Washington, located in Woodinville and Sunnyside; and one winery in Caldwell, Idaho. All of these wineries are owned, except for the wineries in Caldwell (Idaho) and Woodinville (Washington), which are leased. The Constellation Wines segment considers its principal wineries in the United States to be the Mission Bell winery in Madera (California), the Canandaigua winery in Canandaigua (New York), the Ravenswood wineries in Sonoma (California), the Franciscan Oakville Estates winery in Rutherford (California), and the Blackstone winery in Gonzales (California). The Mission Bell winery crushes grapes, produces, bottles and distributes wine, and produces specialty concentrates and Mega Colors for sale. The Canandaigua winery crushes grapes and produces, bottles and distributes wine. The other principal wineries crush grapes, vinify, cellar and bottle wine. The segment plans to close its winery located in Fresno (California) in Fiscal 2004.

     Through  the  Constellation  Wines  segment,  the  Company  owns  or leases approximately 5,400 acres of vineyards, either fully bearing or under development, in California and New York to supply a portion of the grapes used in the production of wine.

     Australasia
     -----------

     Through the Constellation Wines segment, the Company owns and operates ten Australian wineries, five of which are in South Australia, two in Western Australia and the other three in New South Wales, Australian Capital Territory and Tasmania. Additionally, through this segment the Company also owns two wineries in New Zealand. All of these Australasian wineries crush, vinify and cellar wine, and four include bottling and/or packaging operations. Through the Constellation Wines segment, the Company also owns a bottling facility in Reynella, South Australia which bottles a significant portion of the wine produced in Australia, produces all Australian sparkling wines and cellars wines. The Company considers the segment's principal facilities in Australia to be the Berri Estates winery located in South Australia, and the bottling facility located in Reynella.

     Through the Constellation Wines segment, the Company owns or has interests in approximately 6,200 plantable acres of vineyards in South Australia, the Australian Capital Territory, Western Australia, Victoria, and Tasmania, and approximately 1,900 acres of vineyards, either fully bearing or under development, in New Zealand.

     United Kingdom and Ireland
     --------------------------

     Through the Constellation Wines segment, in the United Kingdom the Company owns and operates two facilities in England, located in Bristol and Shepton Mallet and one facility in Scotland, located in Forfar. The Bristol facility is considered a principal facility and produces, bottles and packages wine; the Shepton Mallet facility produces, bottles and packages cider; and the Forfar facility produces, bottles and packages water products. The Constellation Wines segment also owns another facility in Taunton, England, which it plans to sell since the operations have been consolidated into the Shepton Mallet facility.

     Through this segment, the Company operates a National Distribution Centre, located at a leased facility in Severnside, England, to distribute the Company's products that are produced at the Bristol and Shepton Mallet facilities as well as products imported from other wine suppliers. To support its wholesaling business, the Company operates 11 distribution centers located throughout the United Kingdom, 10 of which are leased. These 11 distribution centers are used to distribute products produced by third parties, as well as by the Company. The Company has been and will continue consolidating the operations of its United Kingdom wholesaling distribution centers.

     Additionally, through the Constellation Wines segment, the Company leases warehouse and office facilities in Dublin and leases back office facilities in Cork in support of the Company's business of marketing and distributing alcoholic beverages in the Republic of Ireland.

     Chile
     -----

     Through the Constellation Wines segment, the Company also operates, through a majority owned subsidiary, a winery in the Casablanca Valley, Chile, that crushes grapes and vinifies, cellars and bottles wine. Through this segment, the Company also owns or leases approximately 1,000 acres of vineyards, either fully bearing or under development, in Chile for the production of wine.

     CONSTELLATION BEERS AND SPIRITS

     Through the Constellation Beers and Spirits segment, the Company maintains leased division offices in Chicago, Illinois. Through this segment, the Company owns and operates four distilling plants, two in the United States and two in Canada. The two distilling plants in the United States are located in Bardstown, Kentucky and Albany, Georgia. The two distilling plants in Canada are located in Valleyfield, Quebec and Lethbridge, Alberta. The Company considers this segment's principal distilling plants to be the facilities located in Bardstown (Kentucky), Valleyfield (Quebec) and Lethbridge (Alberta). The Bardstown facility distills, bottles and warehouses distilled spirits products for the Company and, on a contractual basis, for other industry members. The two Canadian facilities distill, bottle and store Canadian whisky for the segment, and distill and/or bottle and store Canadian whisky, vodka, rum, gin and liqueurs for third parties.

     In the United States, the Company through its Constellation Beers and Spirits segment also operates three bottling plants, located in Atlanta, Georgia; Owensboro, Kentucky and Carson, California. The facilities located in Atlanta (Georgia) and Owensboro (Kentucky) are owned, while the facility in Carson (California) is operated and leased through an arrangement involving an ongoing management contract. The Company considers this segment's bottling plant located in Owensboro to be one of the segment's principal facilities. The Owensboro facility bottles and warehouses distilled spirits products for the segment and is also utilized for contract bottling.

     CORPORATE OPERATIONS AND OTHER

     The Company's corporate headquarters are located in offices leased in Fairport, New York.


RESULTS OF OPERATIONS
---------------------

FISCAL 2003 COMPARED TO FISCAL 2002

     NET SALES

     The following table sets forth the net sales (in thousands of dollars) by operating segment of the Company for Fiscal 2003 and Fiscal 2002.


                                            Fiscal 2003 Compared to Fiscal 2002
                                           -------------------------------------
                                                         Net Sales
                                           -------------------------------------
                                               2003         2002      % Increase
                                           -----------  ------------  ----------
Constellation Wines:
  Branded wines                            $   983,505  $   963,514         2.1%
  Wholesale and other                          689,794      641,589         7.5%
                                           -----------  -----------
Constellation Wines net sales              $ 1,673,299  $ 1,605,103         4.2%
                                           -----------  -----------
Constellation Beers and Spirits:
  Imported beers                           $   776,006  $   726,953         6.7%
  Spirits                                      282,307      274,702         2.8%
                                           -----------  -----------
Constellation Beers and Spirits net sales  $ 1,058,313  $ 1,001,655         5.7%
                                           -----------  -----------
Corporate Operations and Other             $      -     $      -            N/A
                                           -----------  -----------
Consolidated Net Sales                     $ 2,731,612  $ 2,606,758         4.8%
                                           ===========  ===========

     Net sales for Fiscal 2003 increased to $2,731.6 million from $2,606.8 million for Fiscal 2002, an increase of $124.9 million, or 4.8%. This increase resulted primarily from increased sales of imported beer and the impact of foreign currency changes of $50.7 million in the Constellation Wines segment. Also contributing to the sales growth were increased sales in U.K. wholesale (on a local currency basis), fine wine and spirits, offset by lower bulk wine, grape juice concentrate, popular and premium branded wine and U.K. cider sales (on a local currency basis).

     CONSTELLATION WINES

     Net sales for the Constellation Wines segment for Fiscal 2003 increased to $1,673.3 million from $1,605.1 million for Fiscal 2002, an increase of $68.2 million, or 4.2%. Branded wines sales increased $20.0 million due to increased fine wine sales and a favorable foreign currency impact of $9.3 million partially offset by lower popular and premium wine sales. The increase in fine wine sales resulted from an additional four months of sales of the brands acquired in the acquisition of Ravenswood Winery, Inc. ("Ravenswood"), completed in July 2001, of $14.1 million, as well as an increase of $9.7 million due to volume growth in the fine wine business partially offset by higher promotional costs and a shift towards lower priced fine wine brands. Popular and premium wine sales declined $13.9 million on lower volume offset slightly by higher average selling prices. Volumes were negatively impacted as a result of increased promotional spending in the industry, which the Company did not participate in heavily. In this competitive pricing environment, the Company continues to be selective in its promotional activities, focusing instead on growth areas, long-term brand building initiatives and increased profitability. Wholesale and other sales increased $48.2 million due to a favorable foreign currency impact of $41.4 million and a $28.6 million local currency increase in U.K. wholesale sales due to the addition of new accounts and increased average delivery sizes, partially offset by lower bulk wine, grape juice concentrate and cider sales.

     CONSTELLATION BEERS AND SPIRITS

     Net sales for the Constellation Beers and Spirits segment for Fiscal 2003 increased to $1,058.3 million from $1,001.7 million for Fiscal 2002, an increase of $56.7 million, or 5.7%. This increase resulted primarily from a $49.1 million increase in imported beer sales. The growth in imported beer sales was due to a price increase on the Company's Mexican beer portfolio, which took effect in the first quarter of Fiscal 2003. Spirits sales increased $7.6 million due primarily to increased bulk whiskey sales, along with a slight increase in branded sales.

     GROSS PROFIT

     The Company's gross profit increased to $760.7 million for Fiscal 2003 from $695.2 million for Fiscal 2002, an increase of $65.6 million, or 9.4%. The dollar increase in gross profit resulted from higher imported beer sales, the additional four months of sales of the brands acquired in the acquisition of Ravenswood (completed in July 2001), a favorable mix of sales towards higher margin products, particularly popular and premium wine and tequila, lower average wine and spirits costs, and a favorable foreign currency impact. These increases were partially offset by higher average imported beer costs and lower concentrate and bulk wine sales. As a result of the foregoing, gross profit as a percent of net sales increased to 27.8% for Fiscal 2003 from 26.7% for Fiscal 2002.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses decreased to $351.0 million for Fiscal 2003 from $352.7 million for Fiscal 2002, a decrease of $1.7 million, or (0.5)%. The Company adopted SFAS No. 142 on March 1, 2002, and, accordingly, stopped amortizing goodwill and other indefinite lived intangible assets. Therefore, the decrease of $1.7 million consists of a decrease of $27.3 million of amortization expense from Fiscal 2002 offset by an increase of $25.6 million. The increase resulted primarily from increased personnel costs to support the Company's growth, higher selling costs to support the growth in the U.K. wholesale business, and increased advertising costs on certain popular and premium wine brands and imported beer brands. Selling, general and administrative expenses as a percent of net sales decreased to 12.8% for Fiscal 2003 as compared to 13.5% for Fiscal 2002. This decrease was due to the reduced amortization expense noted above partially offset by (i) the percent increase in general and administrative expenses growing at a faster rate than the percent increase in net sales across all segments, and (ii) the percent increase in the U.K. wholesale and U.K. branded wine selling costs being greater than the percent increase in the U.K. wholesale and U.K. branded wine net sales.

     RESTRUCTURING CHARGES

     The Company recorded a property, plant and equipment impairment charge of $4.8 million in Fiscal 2003 in connection with the planned closure of two of its production facilities within its Constellation Wines segment in Fiscal 2004. The Company has begun the realignment of its business operations within this segment to further improve productivity. This realignment is not expected to have an impact on brand sales. No such charges were incurred in Fiscal 2002.

     OPERATING INCOME

     The following table sets forth the operating income (loss) (in thousands of dollars) by operating segment of the Company for Fiscal 2003 and Fiscal 2002.


                                  Fiscal 2003 Compared to Fiscal 2002
                                 -------------------------------------
                                        Operating Income (Loss)
                                 -------------------------------------
                                    2003         2002        %Increase
                                 ---------    ---------      ---------
Constellation Wines              $ 224,556    $ 191,227          17.4%
Constellation Beers and Spirits    217,963      178,805          21.9%
Corporate Operations and Other     (32,797)     (27,551)         19.0%
                                 ---------    ---------
  Total Reportable Segments        409,722      342,481          19.6%
Restructuring and Unusual Costs     (4,764)        -              N/A
                                 ---------    ---------
Consolidated Operating Income    $ 404,958    $ 342,481          18.2%
                                 =========    =========

     As a result of the above factors, operating income increased to $405.0 million for Fiscal 2003 from $342.5 million for Fiscal 2002, an increase of $62.5 million, or 18.2%. Fiscal 2002 operating income for Constellation Wines and Constellation Beers and Spirits included amortization expense of $19.1 million and $8.2 million, respectively.

     GAIN ON CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS

     In February 2003, the Company entered into a foreign currency collar contract in connection with the Hardy Acquisition to lock in a range for the cost of the acquisition in U.S. dollars. As of February 28, 2003, this derivative instrument had a fair value of $23.1 million. Under SFAS No. 133, a transaction that involves a business combination is not eligible for hedge accounting treatment. As such, the derivative was recorded on the balance sheet at its fair value with the change in the fair value recognized separately on the Company's Consolidated Statements of Income.

     In the first quarter of Fiscal 2004, the Company will record an additional gain of $4.1 million related to the settlement of the foreign currency derivative instruments entered into in conjunction with the Hardy Acquisition.

     INTEREST EXPENSE, NET

     Net interest expense decreased to $105.4 million for Fiscal 2003 from $114.2 million for Fiscal 2002, a decrease of $8.8 million, or (7.7)%. The decrease resulted from both decreases in the average borrowings for the year and in the average interest rate for the year.

     PROVISION FOR INCOME TAXES

     The Company's effective tax rate for Fiscal 2003 was 39.3% as compared to 40.0% for Fiscal 2002 as a result of the adoption of SFAS No. 142 on March 1, 2002.

     NET INCOME

     As a result of the above factors, net income increased to $203.3 million for Fiscal 2003 from $136.4 million for Fiscal 2002, an increase of $66.9 million, or 49.0%.

FISCAL 2002 COMPARED TO FISCAL 2001

     NET SALES

     The following table sets forth the net sales (in thousands of dollars) by operating segment of the Company for Fiscal 2002 and Fiscal 2001.


                                            Fiscal 2002 Compared to Fiscal 2001
                                           -------------------------------------
                                                         Net Sales
                                           -------------------------------------
                                               2002          2001      %Increase
                                           -----------   -----------   ---------
Constellation Wines:
 Branded wines                             $   963,514   $   748,473       28.7%
 Wholesale and other                           641,589       580,781       10.5%
                                           -----------   -----------
Constellation Wines net sales              $ 1,605,103   $ 1,329,254       20.8%
                                           -----------   -----------
Constellation Beers and Spirits:
 Imported beers                            $   726,953   $   633,833       14.7%
 Spirits                                       274,702       262,933        4.5%
                                           -----------   -----------
Constellation Beers and Spirits net sales  $ 1,001,655   $   896,766       11.7%
                                           -----------   -----------
Corporate Operations and Other             $      -      $      -           N/A
                                           -----------   -----------
Consolidated Net Sales                     $ 2,606,758   $ 2,226,020       17.1%
                                           ===========   ===========

     Net sales for Fiscal 2002 increased to $2,606.8 million from $2,226.0 million for Fiscal 2001, an increase of $380.7 million, or 17.1%.

     CONSTELLATION WINES

     Net sales for the Constellation Wines segment for Fiscal 2002 increased to $1,605.1 million from $1,329.3 million for Fiscal 2001, an increase of $275.8 million, or 20.8%. Branded wines sales increased $215.0 million primarily from $188.9 million of sales of the newly acquired brands from the acquisitions of certain assets from Sebastiani Vineyards, Inc. and Tuolomne River Vintners Group, and certain assets from Corus Brands, Inc. (collectively, the "March Acquisitions"), both completed in March 2001, and from the acquisition of Ravenswood, completed in July 2001. In addition, organic sales growth of $35.0 million in both U.S. and U.K. branded wine sales, partially offset by a negative foreign currency impact of $4.6 million, also contributed to the increase in branded wine sales. Wholesale and other sales increased $60.8 million due to a $109.5 million increase in U.K. wholesale sales partially offset by declines in cider sales, grape juice concentrate sales and a negative foreign currency impact of $21.8 million.

     CONSTELLATION BEERS AND SPIRITS

     Net sales for the Constellation Beers and Spirits segment for Fiscal 2002 increased to $1,001.7 million from $896.8 million for Fiscal 2001, an increase of $104.9 million, or 11.7%. This increase resulted primarily from a 14.7% increase in imported beer sales, led by volume growth in the Mexican beer portfolio. Spirits sales increased slightly primarily from an increase in bulk whiskey sales, partially offset by slightly lower branded spirits sales as a result of lower net selling prices from the implementation of a net pricing strategy in the third quarter of Fiscal 2001, which also resulted in lower promotion costs.

     GROSS PROFIT

     The Company's gross profit increased to $695.2 million for Fiscal 2002 from $578.9 million for Fiscal 2001, an increase of $116.2 million, or 20.1%. The dollar increase in gross profit resulted primarily from sales of the newly acquired brands from the March Acquisitions and the acquisition of Ravenswood, volume growth in the Constellation Beers and Spirits segment's Mexican beer portfolio and volume growth in the Constellation Wines segment's portfolio. These increases were partially offset by a decrease in the Constellation Beers and Spirits segment's spirits sales and an adverse foreign currency impact. As a percent of net sales, gross profit increased to 26.7% for Fiscal 2002 from 26.0% for Fiscal 2001, resulting primarily from sales of higher-margin wine brands acquired in the March Acquisitions and the acquisition of Ravenswood.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses increased to $352.7 million for Fiscal 2002 from $308.1 million for Fiscal 2001, an increase of $44.6 million, or 14.5%. The dollar increase in selling, general and administrative expenses resulted primarily from an increase in advertising, selling, general and administrative expenses associated with the brands acquired in the March Acquisitions and the acquisition of Ravenswood. In addition, there were increases in selling, general and administrative expenses associated with the Constellation Beers and Spirits segment's Mexican beer portfolio volume growth and the U.K. wholesale volume growth, and increased personnel costs to support the Company's growth within the Corporate Operations and Other segment. Selling, general and administrative expenses as a percent of net sales decreased slightly to 13.5% for Fiscal 2002 as compared to 13.8% for Fiscal 2001 due to higher sales growth from the March Acquisitions and the acquisition of Ravenswood than the related selling, general and administrative expense growth.

     OPERATING INCOME

     The following table sets forth the operating income (loss) (in thousands of dollars) by operating segment of the Company for Fiscal 2002 and Fiscal 2001.


                                    Fiscal 2002 Compared to Fiscal 2001
                                  ---------------------------------------
                                         Operating Income (Loss)
                                  ---------------------------------------
                                     2002         2001          %Increase
                                  ----------   ----------       ---------
Constellation Wines               $  191,227   $  123,779           54.5%
Constellation Beers and Spirits      178,805      167,680            6.6%
Corporate Operations and Other       (27,551)     (20,591)          33.8%
                                  ----------   ----------
Consolidated Operating Income     $  342,481   $  270,868           26.4%
                                  ==========   ==========

     As a result of the above factors, operating income increased to $342.5 million for Fiscal 2002 from $270.9 million for Fiscal 2001, an increase of $71.6 million, or 26.4%.

     INTEREST EXPENSE, NET

     Net interest expense increased to $114.2 million for Fiscal 2002 from $108.6 million for Fiscal 2001, an increase of $5.6 million, or 5.1%. The increase resulted primarily from an increase in the average borrowings primarily due to the financing of the March Acquisitions and the acquisition of Ravenswood, partially offset by a decrease in the average interest rate.

     NET INCOME

     As a result of the above factors, net income increased to $136.4 million for Fiscal 2002 from $97.3 million for Fiscal 2001, an increase of $39.1 million, or 40.1%.